Exhibit 5.1

Texas	Bracewell & Giuliani LLP
New York	711 Louisiana Street
Washington, DC	Suite 2300
Connecticut	Houston, Texas
Dubai	77002-2770
Kazakhstan
London	713.223.2300 Office
713.221.1212 Fax

bgllp.com

May 4, 2010

Southern National Bancorp of Virginia, Inc.

6830 Old Dominion Drive

McLean, Virginia 22101

Ladies and Gentlemen:

We have acted as counsel to Southern National Bancorp of Virginia, Inc., a Virginia corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the registration and proposed offer and sale of up to 700,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to certain employees and directors of the Company which are issuable upon the exercise of certain awards granted under the Company’s 2010 Stock Awards and Incentive Plan (the “Plan”). At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement.

In connection with rendering this opinion, we have examined originals or copies of (1) the Registration Statement; (2) the Articles of Incorporation of the Company, as amended; (3) the Amended and Restated Bylaws of the Company, as amended; (4) the Plan; (5) certain resolutions of the Board of Directors of the Company and (6) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied upon certificates of officers of the Company and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing, subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, when issued by the Company pursuant to the provisions of the

Southern National Bancorp of Virginia, Inc.

May 4, 2010

Plan following due authorization of a particular award thereunder by the Board of Directors of the Company or a duly constituted and acting committee thereof (the “Board”) as provided in and in accordance with the Plan, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company; and, upon issuance and delivery of such Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the Plan and otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board as provided therein, and, in the case of stock options, the exercise thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the law of the Commonwealth of Virginia and the relevant law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Bracewell & Giuliani LLP